Exhibit 10.14

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") entered into this 21st day of February, 2006, by and between MEBANE WAREHOUSE, LLC, a North Carolina limited liability company, herein called "Mebane", and HIGH PERFORMANCE COATINGS, INC., a corporation organized and existing under the laws of the State of Oklahoma, herein called "HPC".

RECITALS:

Mebane is the owner of a certain tract of real estate (which is more particularly described below) which Mebane desires to lease to HPC and HPC desires to lease from Mebane.

NOW, THEREFORE, in consideration of the rental to be paid and the mutual covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS AND ATTACHMENTS

Section 1.1	Definitions.

As used herein, the term:

A.
"Premises" means that certain lot or parcel of land located at 7237 Pace Drive, Burlington, Guilford County, North Carolina and being more particularly described on Exhibit A attached hereto and incorporated herein by reference.

B.	"Term" means the period of time beginning on the Commencement Date and ending on the Termination Date.

C.	"Commencement Date" means April 1, 2006.

D.	"Initial Term" means the period of time commencing on the Commencement Date and Terminating on March 31, 2011.

E.	"Extended Term" means one period of five (5) consecutive Lease Years commencing on April 1, 2011 and terminating on March 31, 2016,

F.	"Termination Date" means March 31, 2011 unless sooner terminated in accordance with this Lease or unless extended in accordance with Section 5.1.2 of this Lease.

G.
"Lease Year" means a period of twelve (12) consecutive full calendar months. The first Lease Year shall begin on April 1, 2006. Each succeeding Lease Year shall commence upon the annual anniversary date of the first day of the first Lease Year.

H.
"Base Monthly Rental-Initial Term" shall mean (1) for the first Lease Year of the Initial Term, that sum determined by multiplying Three Dollars and 60/100 ($3.60) times the Rentable Square Feet-Building and dividing the result thus obtained by twelve (12) and (2) for the second through fifth Lease Years of the Initial Term, that sum determined by multiplying Three Dollars and 75/100 ($3.75) times the Rentable Square Feet-Building and dividing the result thus obtained by twelve (12).

I.
"Base Monthly Rental-Extended Term" shall mean that sum determined by multiplying Four Dollars and 12.5/100 ($4.125) times the Rentable Square Feet-Building and dividing the result thus obtained by twelve (12).

J.
"Rentable Square Feet-Building" shall mean the square feet comprising the building on the Premises which is estimated at fifty-four thousand, four hundred ninety (54,490) square feet involving office space and manufacturing space excluding the covered shed on the Premises. On or before May 1, 2006, Mebane and HPC shall jointly participate in the measurement of the building to determine the Rentable Square Feet-Building comprising the building. All measurements shall be made from the outside walls of the building, without deduction for any interior columns, stairs, equipment or any other interior construction. In the event of a dispute as to the determination of such square footage, such dispute shall be submitted to arbitration pursuant to Section 16.9 of this Lease. Pending the final determination of the square footage, the rental shall be based and payable on the estimated square footage set forth herein. The final determination of the square feet shall be retroactive to the Commencement Date in computing rental payable hereunder and adjustment between Mebane and HPC shall be due with the next regularly scheduled payment of monthly rental hereunder.

K.
"Rentable Square Feet-Shed" shall mean the square feet comprising the shed on the Premises which is estimated at eight thousand four hundred (8,400) square feet. On or before May 1, 2006, Mebane and HPC shall jointly participate in the measurement of the Shed to determine the Rentable Square Feet-Shed comprising the Shed. All measurements shall be made from the outside walls of the Shed, without deduction for any interior columns, stairs, equipment or any other interior construction. In the event of a dispute as to the determination of such square footage, such dispute shall be submitted to arbitration pursuant to Section 16.9 of this Lease. Pending the final determination of the square footage, the rental shall be based and payable on the estimated square footage set forth herein. The final determination of the square feet shall be retroactive to the Commencement Date in computing rental payable hereunder and adjustment between Mebane and HPC shall be due with the next regularly scheduled payment of monthly rental hereunder.

L.	"Shed" means the covered shed on the Premises consisting of an estimated eight thousand four hundred (8,400) square feet.

M.	"Billboard" shall mean the two sided billboard located upon the Premises.

N.	"Guaranty" shall mean a Guaranty of Lease in the form of Exhibit B attached hereto to be executed by NanoCoat, Inc. a Delaware corporation and the parent of HPC.

O.	"Guarantor" shall mean NanoCoat, Inc, a Delaware corporation.

ARTICLE II
PREMISES

Mebane hereby leases to HPC and HPC hereby rents from Mebane the Premises including the building, the Shed and the Billboard..

ARTICLE III
TENANT PLANT BUILD-OUT ALLOWANCE AND IMPROVEMENTS

Section 3.1       Tenant's Build-Out. Mebane and HPC acknowledge that HPC will need to have improvements ("Tenant's Build-Out") made to the Premises such as (a) build out of plant/industrial production space including electrical service and HVAC at a cost projected by HPC of Two Hundred Thousand Dollars ($200,000) and (b) office space refurbishment at a cost projected by HPC of Thirty Thousand Dollars ($30,000) and HPC may need improvements (the "Additional Improvements") such as sprinklers and additional parking spaces, paving and other improvements. The Additional Improvements are also included within the term "Tenant's Build-Out". HPC shall be responsible for the cost of the Tenant's Build-Out as set forth in Section 3.4 hereof.

Section 3.2       Plans and Specifications. The Tenant's Build-Out shall be performed in accordance with plans (the "Tenant's Plans") prepared by an independent architectural firm engaged by HPC and reasonably satisfactory to Mebane. The cost of the preparation of the Tenant's Plans shall be paid by Mebane and included in the Build-Out Cost to be reimbursed by HPC to Mebane as set forth in Section 3.4 hereof.

Section 3.3       Construction. Mebane shall cause the Tenant's Build-Out to be constructed in accordance with the Tenant's Plans and in a commercially reasonable manner and a commercially reasonable time period. Every commercially reasonable effort will be made to accommodate HPC's time schedule.

Section 3.4       Reimbursement by HPC to Mebane of Build-Out Costs-Amortization. The costs and expenses (the "Build-Out Costs) incurred by Mebane for the Tenant's Build-Out shall be repaid by HPC to Mebane upon the terms set forth herein. The parties may agree to terms that are more administratively convenient for the parties, but are of economic equivalence to both parties.

For the purpose of calculating the amount payable each month and the residual payment at any particular time, the Build-Out Costs incurred by Mebane during any particular month shall be treated as being a sum of money loaned (a "Loan") to HPC as of the first day of the following month (a "Loan Date") and each such Loan shall be treated as a separate loan amortizable in equal monthly installments on the first day of each month commencing with the Loan Date over the remainder of the Initial Term (or if incurred during the Extended Term, over the remainder of the Extended Term). Notwithstanding the foregoing, the first Loan Date may not be earlier than April 1, 2006.

Each Loan shall bear interest at the Interest Accrual Rate on and after the Loan Date. The "Interest Accrual Rate" shall be equal to the Wall Street Prime plus one hundred basis points with changes in the Interest Accrual Rate to occur on the same date that the Wall Street Prime changes.

"Wall Street Prime" shall mean, as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal, and generally defined therein as "the base rate on corporate loans posted by at least 75% of the nation's largest banks". If The Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the Prime Rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal, was published or if the Prime Rate is not determinable in accordance with the foregoing provisions, the Prime Rate shall be the prime commercial lending rate of any federally chartered bank as selected by Mebane.

The monthly amortization and payment amount shall be computed based on the Interest Accrual Rate in effect as of the Loan Date, but the unpaid portion from time to time shall be computed based upon any changes in the Interest Accrual Rate. Additional monthly payments may be demanded by Mebane to prevent negative amortization. At the earlier of (i) the expiration of the Initial Term, if such Loan Date occurs during the Initial Term or the expiration of the Extended Term, if such Loan Date occurs during the Extended Term; (ii) the termination of this Lease or (iii) the Closing of a purchase and sale transaction between Mebane and HPC pursuant to Section 4.9 hereof, the unpaid balance of each Loan together with accrued interest thereon shall be immediately due and payable.

ARTICLE IV
ADDITIONAL TERMS

Section 4.1       Storage of Inventory. Upon both the execution of this Lease and the Guaranty, HPC may ship inventory to be stored in the building on the Premises; provided, that HPC shall bear all risk of loss with respect thereto and HPC shall name Mebane as a co-insured on its fire and casualty insurance policy with respect to such inventory or cause an endorsement to be issued by its insurer in favor of Mebane waiving all rights of subrogation against Mebane.

Section 4.2       Preparation for Occupancy. Within thirty (30) days after the both the execution of this Lease and the Guaranty, Mebane shall remove from the building any inventory, equipment and vehicles that would be unrelated to HPC's operations and the building shall be cleaned to facilitate the start of office space and plant operations buildout as described in Article III hereof.

Section 4.3       Outside Storage. While HPC does not presently contemplate the need for outside storage, such outside storage will not be prohibited by Mebane if allowed by applicable law.

Section 4.4       No Security Deposit. No security deposit is being required of HPC by Mebane. HPC shall pay the first month's rental with the execution of this Lease.

Section 4.5       Site Plan. Mebane represents to HPC that the building and Shed on the Premises is currently in compliance with code based upon its historical usage. In the event that, due to HPC's usage, the building and the Shed are brought into noncompliance with the code, then, as part of Tenant's Build-Out and in accordance with Tenant's Plans, the building and Shed shall be brought into compliance by Mebane in accordance with the procedures set forth in Article III hereof and subject to the reimbursement of Mebane by HPC as set forth in said Article III..

Section 4.6       Purchase of Premises-Equipment, Cranes, etc. If the Premises are purchased pursuant to Section 4.9 hereof, all electrical equipment, cranes, compressed air lines and all mounted equipment shall be included in the assets sold and in the purchase price for the Premises as set forth in said Section 4.9.

Section 4.7       Billboard Rental. Mebane hereby leases the Billboard (both sides) to HPC and HPC hereby leases the Billboard (both sides) from Mebane. The Billboard shall be treated as a part of the Premises and subject to all of the other terms and provisions of this Lease. HPC shall pay to Mebane rental for the Billboard at the same time that rental is payable for the Premises pursuant to Article VI hereof and in the following monthly amounts: (1) Two Thousand Five Hundred Dollars ($2,500) per month for the first Lease Year; (2) Three Thousand Dollars ($3,000) per month for Lease Years two through five of the Initial Term and (3) Three Thousand Three Hundred Dollars ($3,300) per month for each Lease Year during the Extended Term.

Section 4.8       Cap on Expenses for First Lease Year. HPC desires a cap with respect to certain expenses for the first Lease Year; specifically the following: Article VIII, the first sentence thereof (relating to property taxes on the Premises), costs and expenses for lawn care (which shall be performed by Mebane at prices which are competitve in the locality of the Premises and billed to HPC monthly) and Section 10.2 (d) (relating to fire and casualty insurance, but only that portion of such premiums attributable to Mebane's improvements on the Premises) (collectively, the "Capped Expenses"). In the event that the Capped Expenses for the first Lease Year exceed the sum of Fifty Thousand Dollars ($50,000) (the "Cap"), Mebane, and not HPC, shall be responsible for that portion of such Capped Expenses in excess of the Cap. In addition to the cap on expenses set forth in this Section 4.8, in the event that, during the Term of this Lease and pursuant to the terms hereof, Mebane performs any services or furnishes any goods to HPC, including, without limitation, the Tenant's Build-Out described in Section 3.1 hereof, such services and/or goods shall be furnished or performed, as the case may be, at rates and/or prices which are competitive in the locality of the Premises.

Section 4.9	Option to Purchase Premises With or Without the Billboard.

Section 4.9.1    Option to Purchase. Provided that HPC shall not then be in default under this Lease, HPC shall have two options to purchase the Premises (the "Purchase Options"). The first Purchase Option shall be exercisable by HPC sending a notice of exercise (the "Option Exercise Notice") to Mebane on or before August 1, 2006 specifying the exercise of the Option and the Closing Date, which date must occur on or before October 1, 2006. The second Purchase Option shall be exercisable by HPC sending a notice of exercise (the "Option Exercise Notice") to Mebane on or before February 1, 2007 specifying the exercise of the Option and the Closing Date, which date must occur on or before April 1, 2007.

The Option Exercise Notice must state whether or not it is exercised as to the Billboard. An exercise of the first Purchase Option as to the Premises exclusive of the Billboard shall preclude an exercise as to the Billboard by the exercise of the second Purchase Option.

The exercise of the Purchase Option shall result in a binding contract of purchase and sale between the parties upon the terms and conditions set forth herein.

Section 4.9.2.   Purchase Price. If the Closing occurs on or before October 1, 2006, the purchase price for the Premises exclusive of the Billboard shall be Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) and in the event that the Closing occurs after October 1, 2006, but on or before April 1, 2007, the purchase price for the Premises exclusive of the Billboard shall be Two Million Eight Hundred Thousand Dollars ($2,800,000). In the event that the Purchase Option is exercised as to the Billboard, the purchase price shall be increased by Three Hundred Thousand Dollars ($300,000).

Section 4.9.3    Billboard Lease. In the event that the Purchase Option is not exercised as to the Billboard, as a condition precedent to the effectiveness of the exercise of such Purchase Option, HPC and Mebane shall agree upon the terms and conditions pursuant to which Mebane shall lease back the portion of the Premises upon which the Billboard is located together with such other rights including, without limitation, ingress and egress, for a period of ninety-nine (99) years for the total sum of $1.00 payable at Closing such that Mebane, in its reasonable judgment, shall have and may enjoy, all economic benefits derived or derivable from said Billboard (including, without limitation, the right to sell such rights and Billboard Lease) and such lease (the "Billboard Lease") must be executed and delivered at the Closing in recordable form and shall be so recorded and superior to any liens of any lender to HPC.

Section 4.9.4    Closing.

(a)        At the Closing, HPC shall pay to the Mebane by certified check or an official bank check the purchase price and the amount of the unamortized Loans pursuant to Section 3.4 hereof The Closing shall occur on the date specified in the Option Exercise Notice at a place designated by HPC in writing to Mebane not less than two (2) business days prior to the Closing, which place shall be within fifty (50) miles of the Premises

(b)        At the Closing, Mebane shall convey to HPC good, marketable and insurable fee simple title to the Premises by a general warranty deed in form and content reasonably satisfactory to HPC's counsel conveying to HPC a good, indefeasible fee simple, marketable and insurable title to the Premises, free and clear of all liens, encumbrances, claims, rights of way, easements, leases, restrictions and restrictive covenants (i) except rights of way of streets; public utility easements and rights of way in customary form; zoning and building laws or ordinances and other restrictions imposed by governmental authorities and matters of survey and (ii) except, and without limiting the generality of clause (i) above, those matters set forth on Exhibit A attached hereto and on that Deed of Easement attached hereto immediately following Exhibit A.

(c)        Mebane and HPC shall execute any and all documents which may be necessary to effectuate such Closing and the transfer of title contemplated hereunder.
(d)        Mebane and HPC shall execute and deliver the Billboard Lease, if applicable.

(e)        Mebane and HPC shall agree upon, and execute and deliver, an asset allocation agreement allocating the purchase price pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, among the building, or components thereof, equipment (described in Section 4.6 hereof) and the land and each party agrees not to take any position inconsistent with such allocation on their respective tax returns.

ARTICLE V
TERM

Section 5.1       Term.

5.1.1     Initial Term. The Initial Term of this Lease is as set forth in Section 1.1 of this Lease.

5.1.2    Extended Term. Unless the Term of this Lease has been previously terminated as set forth herein, HPC shall have an option to extend the Term of this Lease for the Extended Term by giving written notice of the exercise of its option to extend the Term (the "Extension Exercise Notice") to Mebane on or before October 1, 2010.

Section 5.2       Termination. Subject to prior termination or extension as provided in this Lease Agreement, this Lease shall end on the Termination Date without the necessity of any notice from either party to the other.

Section 5.3       Display of Signs. For a period of six (6) months prior to the expiration of the Term, Mebane shall have the right to display on the exterior of the Premises customary "For Rent" or "For Sale" signs, and during such period Mebane shall have the right to show the Premises to prospective tenants or purchasers during normal business hours.

Section 5.4       Holding Over. If HPC shall be in possession of the Premises after the Termination Date, in the absence of any agreement extending the Term of this Lease, the tenancy under this Lease shall become one from month to month, terminable by either party upon thirty (30) days written notice, at a monthly rental equal to one hundred and thirty percent (13 0%) of the amount of the monthly rental which is payable during the last month of the Term. In addition, HPC shall also pay all other charges payable under the terms of this Lease, on a pro rata basis, for each month during which HPC remains in possession of the Premises. Such month-to-month tenancy shall be further subject to all other terms and conditions of this Lease Agreement.

ARTICLE VI
RENTALS

H PC agrees to pay to Mebane as rental ("Rental") for the Premises (other than the Billboard), without the necessity for previous demand and without offset or deduction, the following:

(a)        Initial Term. The monthly rental for the Initial Term shall be equal to the Base Monthly Rental-Initial Term; provided, that (i) for the first month of the Initial Term, the monthly rental shall be fifty percent (50%) of the Base Monthly Rental-Initial Term specified for the first Lease Year thereof; (ii) for the second month of the Initial Term, the monthly rental shall be sixty percent (60%) of the Base Monthly Rental-Initial Term specified for the first Lease Year thereof; (iii) for the third month of the Initial Term, the monthly rental shall be seventy percent (70%) of the Base Monthly Rental-Initial Term specified for the first Lease Year thereof; (iv) for the fourth month of the Initial Term, the monthly rental shall be eighty percent (80%) of the Base Monthly Rental-Initial Term specified for the first Lease Year thereof and (v) for the fifth month of the Initial Term, the monthly rental shall be ninety percent (90%) of the Base Monthly Rental-Initial Term specified for the first Lease Year thereof.

(b)        Extended Term. The monthly rental for the Extended Term shall be equal to the Base Monthly Rental-Extended Term.

(c)        Rental for Shed. There shall be no rental charged for the Shed for the first Lease Year. For the second through the fifth Lease Years, the Base Monthly Rental-Initial Term shall be increased by that sum determined by (a) multiplying the Rentable Square Feet-Shed by One Dollar ($1.00) and then dividing the resulting sum by (b) twelve (12). For each Lease Year during the Extended Term, the Base Monthly Rental-Extended Term shall be increased by that sum determined by (a) multiplying the Rentable Square Feet-Shed by Two Dollars ($2.00) and then dividing the resulting sum by (b) twelve (12).

(d)        The monthly rental provided for herein shall be payable, in advance, on the first day of each calendar month during the Term.

(e)        All additional sums, charges, or amounts to be paid by HPC to Mebane in accordance with the terms of this Lease are herein collectively referred to as "Additional Rental".

ARTICLE VII
USE OF PREMISES

HPC shall make no use of the Premises which will interfere with or unreasonably disturb adjacent tenants or adjacent property owners. HPC shall not keep, use, nor sell anything prohibited by any policy of fire insurance covering the Premises, and shall comply with all requirements of the insurers applicable to the Premises necessary to keep in force the fire and liability insurance. HPC shall not use the Premises in any way so as to violate any governmental ordinance, law or regulation. HPC has advised Mebane that, in connection with the conduct of HPC's business, in the ordinary course thereof, HPC utilizes materials and chemicals that are Hazardous Substances (as defined in Article XIV hereof). HPC has furnished a list of these chemicals and materials to Mebane prior to the execution of this Lease and will furnish to Mebane a description of any new chemicals or materials prior to any usage thereof on the Premise. HPC shall, at all times purchase, ship, use, handle, dispose, store and otherwise deal with said materials and chemicals in compliance with all applicable federal, state and local laws, rules and regulations and any non-compliance by HPC shall be a material breach of the terms of this Lease.

ARTICLE VIII
TAXES

Mebane will pay and discharge during the period in which the same shall be payable without penalty, (i) all real estate taxes and personal property taxes assessed against the Premises (collectively, the "Taxes"); provided, that HPC, and not Mebane, shall pay all property taxes which are assessed against HPC with respect to, or allocable to, HPC's personal property, including trade fixtures, situate upon the Premises; (ii) water charges, sewer charges, assessments (collectively, the "Assessments") including, but not limited to, Assessments for public improvements or benefits, and all other governmental Taxes or Assessments of every kind and nature whatsoever which arise after the Commencement Date, whether or not now customary or within the contemplation of the parties hereto and regardless of whether the same shall be extraordinary or ordinary, general or special, unforeseen or foreseen (each such Tax and Assessment which Mebane is obligated to pay hereunder being herein sometimes termed "Additional Charges").

HPC shall reimburse Mebane for Taxes and Assessments paid by Mebane within ten (10) business days after demand therefor. Taxes and Assessments shall be prorated between the parties for the Lease Year in which the Commencement Date occurs and for the Lease Year in which the Termination Date occurs.

Nothing herein contained shall require HPC to pay any municipal, state or federal income taxes assessed against Mebane, or any municipal, state or federal income taxes owed by Mebane, whether or not such taxes may be measured by, levied upon, arise out of or be a lien upon the Premises.

ARTICLE IX
REPAIRS. IMPROVEMENTS AND FIXTURES

Section 9.1       Mebane's Repair and Maintenance Obligation. Mebane shall maintain the superstructure, roof, exterior walls of and underground utilities serving the Premises in good working order, repair and condition, ordinary wear and tear excepted.

Section 9.2       HPC's Repair and Maintenance Obligation HPC shall keep the Premises in good working order, repair and condition, ordinary wear and tear excepted. HPC's obligations hereunder shall include, but not be limited to, trade fixtures and equipment, ceilings, heating and air conditioning systems, internal walls, store front, paving, entrances, signs, interior decorations, floor coverings, wall coverings, entry and interior doors, exterior and interior glass, and plumbing and light fixtures. To the extent that any expenses described in this Section 9.2 are for items included within the Tenant's Plans (described in Section 3.2 hereof), which plans are reasonably satisfactory to Mebane, the performance, payment and reimbursement obligations with respect thereto shall be as set forth in Article III hereof.

Section 9.3       HPC's Improvements. HPC may make improvements to the Premises with the prior written consent of Mebane, which consent shall not be unreasonably withheld; provided, that Mebane causes such improvements to be made or such improvements are made by a contractor approved by Mebane

Section 9.4       Destruction of Premises. In the event of a partial damage to, or destruction of, the Premises during the Term of this Lease due to fire or any other casualty which is covered by any insurance policies maintained by or for Mebane, then upon receipt by Mebane of a commitment from Mebane's insurance company to tender to Mebane the insurance proceeds for such damage, Mebane shall forthwith repair the same, provided the repairs can be made within one hundred twenty (120) days. Any partial damage or destruction shall neither annul nor void this Lease. If the repairs cannot be made within the specified time, either party may terminate this Lease. Should the Premises be destroyed to the extent of fifty percent (50%) or more of the replacement cost thereof, this Lease may be terminated at the option of either Mebane or HPC. The determination as to percentage of replacement cost and time required for improvements shall be made by an independent firm of engineers and architects acceptable to Mebane and HPC, and shall be binding on both parties.

Section 9.5       Mechanic's Liens. In the event that any mechanic's or materialmen's liens shall at any time be filed against the Premises by reason of work, labor, services, or materials performed or furnished to HPC, HPC shall cause any such lien to be immediately discharged of record or bonded to the satisfaction of Mebane. Failure to do so within thirty (30) days of written notice from Mebane shall constitute an Event of Default.

Section 9.6       Trade Fixtures. Any and all trade fixtures hereafter placed on the Premises by HPC are and shall remain the property of HPC and may be removed from the Premises by HPC:, provided, that HPC shall repair any damage to the Premises caused by such removal.

ARTICLE X
INDEMNITY AND INSURANCE

Section 10.1     Indemnity.

Section 10.1.1  Indemnity by HPC,. HPC shall indemnify, hold harmless and defend Mebane from and against any and all claims, actions, damages, liability and expense, including, but not limited to, attorneys and other professional fees, in connection with loss of life, personal injury and/or damage to property arising from or out of the occupancy or use by HPC of the Premises or any part thereof occasioned wholly or in part by any act or omission of HPC, its officers, agents, contractors, employees, or invitees.

Section 10.1.2. Indemnity by Mebane. Mebane shall indemnify, hold harmless and defend HPC from and against any and all claims, actions, damages, liability and expense, including, but not limited to, attorneys and other professional fees, in connection with loss of life, personal injury and/or damage to property (a "Loss") arising from or out of Mebane's performance of services or the provisions of goods to or for the Premises or its presence upon the Premises or any part thereof, which Loss is occasioned wholly or in part by any act or omission of Mebane, its officers, agents, contractors, employees, or invitees.

Section 10.2     HPC's Insurance. At all times during the Term of this Lease, HPC shall maintain in full force and effect:

(a)        General comprehensive public liability insurance, including property damage, with respect to the Premises, with combined single limits liability coverage of at least One Million Dollars ($1,000,000);

(b)       All-risks property and casualty insurance covering all of HPC's personal property located on the Premises and all leasehold improvements installed in the Premises by or on behalf of HPC;

(c)        Worker's compensation insurance in such amounts as may be re wired bylaw; and

(d)        fire and extended coverage insurance on the Premises with coverage equal to replacement cost of all improvements thereon, but subject to a deductible reasonably satisfactory to Mebane.

Section 10.3     Policy Requirements. All companies writing any insurance which HPC is required to carry and maintain or cause to be carried or maintained pursuant to Section 10.2, as well as the form of such insurance, shall at all times be subject to Mebane's approval, which approval shall not be unreasonably withheld, and any such company shall be licensed and authorized to do business in the State of North Carolina. The policy(s) required to be maintained hereunder by HPC shall name Mebane and Mebane's lender(s) as an additional insured with loss payable thereunder in accordance with Mebane's (or its lender(s) through a long form loss payee endorsement or other endorsement satisfactory to such lender(s)) and HPC's respective interests. The policy(s) shall also contain a valid provision or endorsement that any such policy may not be canceled, terminated, changed, or modified except after thirty (30) days written notice is given to Mebane (and/or Mebane's designee). HPC shall provide Mebane with a certificate evidencing such property and liability insurance promptly upon commencement of HPC's obligation to procure such policy(s). If HPC shall fail to perform any of its obligations under this Section 10.3 or under Section 10.2 above, Mebane may perform such obligations by procuring such policies and the costs of such procurement shall be deemed Additional Rental and shall be payable by HPC to Mebane upon Mebane's demand.

ARTICLE XI
CONDEMNATION

If all of the Premises, or such part thereof as will make the Premises unusable for HPC's business operations, should be taken under the power of eminent domain (or a conveyance in lieu thereof), then this Lease shall terminate as of the date possession is taken by the condemnor, and Rental shall be adjusted between Mebane and HPC as of such date. If only a portion of the Premises shall be taken and HPC can continue use of the remainder, then the Lease will not terminate, but Rental shall abate in a just and proportionate amount to the loss of use resulting from such taking. HPC shall have no right or claim to any part of any award made to or received by Mebane for any taking and no right or claim for any alleged value of the unexpired portion of this Lease; provided, however, that HPC shall not be prevented from making a claim against the condemning party (but not against Mebane) for any moving expenses, loss of profits, or taking of HPC's personal property (other than its leasehold interest) to which HPC may be entitled. Any such claim by HPC shall not diminish any award granted to Mebane.

ARTICLE XII
SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE

Section 12.1     Subordination and Estoppel Certificates. HPC agrees that this Lease will be subordinate to any deed of trust now existing or hereafter executed by Mebane covering the Premises.

Within ten (10) business days after the date of the execution of this Lease and upon any refinancing of the Premises, Mebane, HPC and Mebane's lender shall execute a Subordination, Non-Disturbance and Attornment Agreement (an "SD&A") pursuant to which this Lease will be subordinate to the lien of such lender's deed of trust and pursuant to which HPC shall agree to attorn to such lender as set forth in Section 12.3 hereof; provided, that such SD&A shall also contain a provision that, notwithstanding such foreclosure or deed in lieu of foreclosure, so long as no Event of Default has occurred by HPC under this Lease and has not been cured within the time periods set forth in Section 15.1 hereof, this Lease shall continue and HPC's possession of the Premise shall not be disturbed.

HPC agrees to execute within fifteen (15) days of request therefor, and as often as requested, estoppel certificates setting forth the facts with respect to the date of occupancy, the Commencement and Termination Dates of this Lease, the amount of Rental due and the date to which Rental is paid, whether or not HPC has any defense or offsets to the enforcement of this Lease or knowledge of any default or breach by Mebane, and that this Lease is in full force and effect inclusive of all modifications and/or amendments, copies of which HPC shall attach to such estoppel certificate.

Section 12.2     Modification For Mortgagee. If in connection with financing or refinancing of the Premises by Mebane, Mebane's lender shall request HPC to execute reasonable lease modifications as a condition to such financing or refinancing, HPC will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of HPC hereunder, extend or decrease the Term, or adversely affect to any substantial extent the leasehold interest created by this Lease Agreement.

Section 12.3     Attornment. If any person shall succeed to all or part of Mebane's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, and HPC shall attorn to such successor-in-interest and shall execute an agreement in confirmation of such attornment as such successor in interest shall reasonably request.

ARTICLE XIII
ASSIGNMENT AND SUBLETTING

Section 13.1     Assignment or Subletting to Affiliates. HPC may assign this Lease or sublet the Premises, in whole or in part, to any Affiliate of HPC; provided, that, (i) in the case of an assignment, the assignee shall agree to be bound by all of the terms and provisions of this Lease; (ii) such assignment or subletting shall not release HPC or the Guarantor from their respective obligations under this Lease and the Guaranty and (iii) Mebane shall be notified of the assignment or subletting. For the purposes hereof, the term "Affiliate" has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Section 13.2     Assignment or Subletting to Acquiring Party. HPC may assign this Lease or sublet the Premises, in whole or in part, to any person who acquires all of the assets and business of HPC as a going concern, as such business has historically been conducted by HPC at the Premises; provided, that, (i) in the case of an assignment, the assignee shall agree to be bound by all of the terms and provisions of this Lease; (ii) any such assignment or subletting shall not release HPC or the Guarantor from their respective obligations under this Lease and the Guaranty and (iii) Mebane shall be notified of the assignment or subletting.

Section 13.3     Assignment or Subletting With Consent. Any assignment or subletting which is not permitted under Section 13.1 or 13.2 hereof shall only be made with the prior written consent of Mebane, which consent shall not be unreasonably withheld. An assignment prohibited hereunder shall include, without limitation, an assignment occurring by operation of law upon a merger, share exchange or business combination (unless permitted under Section 13.1 hereof).

Section 13.4     Allocation of "Excess" Subletting Proceeds. In the event that a sublease of the Premises, or any portion thereof, which is permitted hereby, results in HPC receiving "Excess Rental", HPC shall pay one-half of such Excess Rental to Mebane as and when received. "Excess Rental" shall mean that sum paid by the subtenant which is in excess of the sum of (a) the rental paid by HPC to Mebane hereunder for such Premises, or portion thereof, plus (b) all fees and expenses incurred by HPC in connection with securing such subtenant including, without limitation, brokerage fees, legal expenses, marketing and advertising expenses and costs relating to renovating or constructing the Premises. The provisions of this Section 13.4 shall not apply to a sublease permitted under Section 13.1 or Section 13.2 hereof.

Section 13.5     Transfer in Bankruptcy. Mebane and HPC understand that, notwithstanding other provisions contained in this Lease, a trustee or debtor-in-possession under the Bankruptcy Code of the United States may have certain rights to assume or assign this Lease. Mebane and HPC further understand that in any event Mebane is entitled under the Bankruptcy Code to adequate assurances of future performance of the terms and provisions of this Lease. At a minimum, any proposed assignee must have demonstrated to Mebane's satisfaction a net worth (as defined in accordance with generally accepted accounting principles consistently applied) at least as great as the net worth of HPC on the date this Lease became effective. The financial condition and resources of HPC were a material inducement to Mebane in entering into this Lease.

ARTICLE XIV
ENVIRONMENTAL COMPLIANCE AND INDEMNITY

HPC shall maintain and use the Premises in compliance with all Environmental Laws and shall indemnify and hold Mebane harmless from and against any and all Environmental Loss arising from or as a consequence of any requirement under any Environmental Law which requires the elimination, treatment or removal of any Hazardous Materials. The indemnification provisions set forth herein shall survive the expiration of the Term of this Lease and shall apply to events or occurrences during or after the Term due to acts or failures to act by HPC, its employees, agents and contractors prior to the expiration of the Term (including "releases" or "discharges" of Hazardous Substances prior to the expiration of the Term).

For the purposes of this Article XIV, the following capitalized words shall have the meanings set forth below:

(a)
"Environmental Laws" shall mean all federal, state and local environmental laws, standards, ordinances and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et. seq., the Emergency Planning and Community Right-to Know Act, 42 USC §11001 et. seq., the Resource Conservation and Recovery Act, 42 USC §6901 et. seq., the Clean Air Act, 42 USC §7401 et. seq., the Toxic Substances Control Act, 15 USC §2601 et. seq., and the Federal Water Pollution Control Act, 33 USC §1251 et. seq.

(b)
"Hazardous Substances" shall mean oil, petroleum products, hazardous substances, hazardous waste, regulated substances, toxic substances, or hazardous air pollutants as defined or described by the Environmental Laws.

(c)
"Environmental Loss" shall mean any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean up costs), judgments and expenses (including any attorneys', consultants' or experts' fees and expenses) of every kind and nature suffered by or asserted against Mebane as a result of HPC's failure to maintain the property in compliance with any Environmental Law or as a result of any requirement under any Environmental Law which requires the elimination, treatment or removal of any Hazardous Substances.

ARTICLE XV
DEFAULT

Section 15.1     "Event of Default" Defined. The happening of one or more of the following listed events (herein called "Events of Default") shall, in addition to other Events of Default set forth herein, constitute a default and a breach of this Lease Agreement:

(a)        The failure of HPC to pay any rental within ten (10) days after the due date thereof and such failure is not cured within five (5) days after written notice is sent by Mebane to HPC; provided, that HPC shall not be entitled to such notice and may not avail itself of said five (5) day cure period on more than two (2) occasions during any period of twelve (12) consecutive months or the failure of HPC to pay any other sum due under this Lease Agreement within ten (10) days after written notice from Mebane.

(b)        The failure of HPC to keep, perform or abide by any other term, condition, or covenant of this Lease for a period of thirty (30) days after written notice given by Mebane to HPC notifying HPC of such default.

Section 15.2     Remedies. Upon the happening of one or more of the Events of Default, Mebane may elect any of the following remedies:

(a)        Mebane, with or without terminating this Lease, may reenter the Premises and correct or repair any condition which shall constitute a failure on HPC's part to keep or perform or abide by any term, condition, or covenant of this Lease. HPC shall reimburse and compensate Mebane as Additional Rental, within fifteen (15) days after delivery of any statement to HPC by Mebane, for any expenditures made by Mebane in making such corrections or repairs.

(b)        Mebane, with or without terminating this Lease, may demand in writing that HPC vacate the Premises. HPC shall vacate the Premises and remove all property on the Premises which belongs to HPC within thirty (30) days of receipt of such notice, and Mebane shall have the right to reenter and take possession of the Premises at any time following such thirty (30) day period.

(c)        Mebane, with or without terminating this Lease, may relet the Premises or any part thereof for such time or times and at such rent or rents and upon such other terms and conditions as Mebane in its sole discretion may deem advisable. If this Lease shall have not been terminated, HPC shall continue to pay all rental and other sums due under this Lease up to and including the date of the beginning of payment of rent by any subsequent tenant of part or all of the Premises, and thereafter HPC shall pay monthly during the remainder of the Term the difference, if any, between the rent and other sums collected from any such subsequent tenant or tenants or and the rental and other sums specified in this Lease to be paid by HPC, but HPC shall not be entitled to receive any excess of any such rents and other sums collected over the rental and other sums specified herein.

(d)        Mebane may terminate this Lease by giving written notice of termination to HPC and upon such termination, Mebane shall have and recover from HPC all damages Mebane may suffer by reason of such Event of Default.

In the event of any reentry of the Premises by Mebane pursuant to any of the provisions of this Lease, HPC hereby waives all claims for damages which may be caused by such reentry by Mebane except such claims as arise from the negligence of Mebane; and HPC shall save Mebane harmless from any loss, costs (including reasonable attorneys fees) or damages suffered by Mebane by reason of such reentry. No such reentry shall be considered or construed to be a forcible entry.

No course of dealing between Mebane and HPC, or any delay on the part of Mebane in exercising any rights Mebane may have under this Lease, shall operate as a waiver of any of the rights of Mebane hereunder. Nor shall any waiver of a prior default operate as a waiver of any subsequent default or defaults; and no express waiver shall affect any condition, covenant, rule or regulation other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

The exercise by Mebane of any one or more of the remedies provided in this Lease shall not prevent the subsequent exercise by Mebane of any one or more of the other remedies herein provided. All remedies provided for in this Lease are cumulative and may, at the election of Mebane, be exercised alternatively, successively or in any other manner and are in addition to any other rights provided by law.

In the event that any rental or Additional Rental is not paid as and when due, the unpaid portion shall bear interest at the Wall Street Prime until paid in full. In addition, in the event that Mebane engages the services of an attorney to collect any rent, Additional Rental or interest thereon, HPC agrees to pay to Mebane its reasonable attorneys' fees, costs and disbursements in connection with such collection.

ARTICLE XVII
MISCELLANEOUS

Section 16.1     Identity of Interests. Neither the execution of this Lease nor the performance of any act pursuant to the provisions hereof shall be deemed or construed to have the effect of creating between Mebane and HPC the relationship of principal and agent or of partnership or joint venture, and the relationship between them shall be that only of lessor and lessee or landlord and tenant.

Section 16.2     Notices. All notices, requests, demands, approvals, or consents required to be given hereunder shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid, and shall be addressed as follows:

If to Mebane:	If to HPC:

Mebane Warehouse, LLC	High Performance Coatings, Inc.
Post Office Box 10	14788 Heritagecrest Way
Whitsett, North Carolina 27377	Bluffdale, Utah 84065
Attention: Mr. Kevin Sasser	Attention: Mr Bert Wonnacott

or to such other address as either party may specify by giving written notice to the other party in the manner hereinabove prescribed.

Section 16.3     Applicable Law. The parties intend that this Lease and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Lease, HPC and Mebane irrevocably consent to the exclusive jurisdiction of those courts and HPC hereby submits to personal jurisdiction in the State of North Carolina. HPC and Mebane irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Lease or any matter related hereto. Mebane and HPC acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Lease constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Lease. HPC submits to the jurisdiction of the State of North Carolina for the resolution of any legal action arising out of this Lease and agrees that the venue for such legal action shall lie in Guilford County, North Carolina.

Section 16.4     Lease Binding upon Heirs. Etc. The terms, covenants, conditions, provisions and undertakings in this Lease shall extend to and be binding upon successors and assigns of the parties hereto.

Section 16.5     Headings. The Article and Section headings hereof are provided for the convenience of reference only and are not intended to define the substantive rights contained in any Article or Section.

Section 16.6     Singular/Plural. Throughout this Lease, wherever the context requires or permits the neuter, masculine and feminine gender shall be interchangeable and the singular number shall be deemed to include the plural, and vice versa.

Section 16.7     Memorandum of Lease. Mebane and HPC agree, upon the demand of the other, to execute a declaration in recordable form expressing the Commencement and Termination dates of this Lease (including extensions thereof) and the provisions of hereof relating to HPC's option to purchase.

Section 16.8     Corporate Tenant. The person or persons executing this Lease on behalf of HPC hereby covenant and warrant that: (i) HPC is a corporation organized, existing, and in good standing under the laws of the State of Oklahoma, (ii) all HPC's franchise and other taxes which are due and payable have been paid; (iii) all future forms, reports, fees and other documents necessary for HPC to comply with applicable laws will be filed when due; and (iv) such persons are duly authorized by HPC's Board of Directors to execute and deliver this Lease on behalf of the corporation.

Section 16.9     Arbitration. Any Arbitral Dispute (as hereafter defined) shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a panel of three arbitrators appointed in accordance with such Rules, and the determination of the arbitrators shall be enforceable in accordance with the statutes of the State of North Carolina governing arbitration. Such arbitration proceedings shall be conducted at the office of the AAA located nearest to Burlington, North Carolina or such other locations as the AAA and the parties hereto may mutually agree upon. The pendency of a demand for arbitration or arbitration proceedings hereunder shall not, in and of itself, discharge or excuse continuing performance by the parties of their obligations and duties under this Lease. The term "Arbitral Dispute" shall mean any of the following: (i) any dispute as to the square footage of the building or the Shed pursuant to Section 1.1 hereof; (ii) whether or not the Tenant's Plans are reasonably satisfactory to Mebane pursuant to Section 3.2 hereof, (iii) whether or not the Tenant's Build-Out is in compliance with Section 3.3 hereof; (iv) whether or not the prices are "competitive" pursuant to Section 4.8 hereof, (v) any disputes relating to the interpretation of the last sentence of Section 9.2 hereof, (vi) the provisions of Section 9.4 hereof (relating to, among other matters set forth therein, destruction of the Premises); (vii) whether or not any withholding of consent by Mebane under Section 13.3 hereof is a reasonable or unreasonable withholding; and (viii) the computation of any Excess Rental pursuant to Section 13.4 hereof (relating to a sublease of the Premises under Section 13.3 hereof).

Nothing in this Section shall prevent a party from seeking injunctive relief.

Section 16.10   Severability. In the event any term or provision of this Lease shall be adjudged to be partially or completely invalid or unenforceable, then such term or provision shall be severed from this Lease, and the remainder of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 16.11   Entire Agreement. This Lease and the exhibit(s) attached hereto set forth the entire agreement between the parties with respect to the subject matter hereof. This Lease shall not be modified orally, and may be modified only by a writing signed by the parties.

Section 16.12   Net Lease. Except as otherwise expressly provided herein, it is intended that the Rental provided for in this Lease shall be net to Mebane throughout the Term of this Lease, free of any taxes, costs, expenses, liabilities, assessments, charges or other deductions whatsoever with respect to the Premises or the improvements thereon and/or the ownership, leasing, operation, maintenance, repair, rebuilding, use or occupation thereof. However, HPC shall not be responsible for any of the obligations described above which arise in whole or in part as a result of any acts or negligence of Mebane or its agents, employees, or invitees.

Section 16.13   Time of Essence., Time is of the essence for the purpose of all provisions of this Lease.

Section 16.14   Entry of Premises. Mebane shall have reasonable access to the Premises at all reasonable times for the purpose of examining or inspecting conditions thereof in order to exercise any right or power reserved to Mebane under the terms and provisions of this Lease Agreement, subject to applicable insurance laws and regulations.

IN WITNESS WHEREOF, Mebane and HPC each have caused this instrument to be executed as of the day and year first above written.

MEBANE WAREHOUSE, LLC

By:	/s/ Kevin D. Sasser
Kevin D. Sasser, Manager

HIGH PERFORMANCE COATINGS, INC.

By:	/s/Terry R Holmes
President and COO

EXHIBIT A
Legal Description of Premises

That certain tract or parcel of land in Rock Creek Township, Guilford County, North Carolina, being more particularly described as follows:

BEGINNING at a new iron stake in the northern margin of the right of way of Interstate 85, a corner with Pace Oil Company, Inc. and running thence from said point of beginning with Pace Oil Company, Inc., North 17° 48'29" East 1021.71 feet to an existing iron stake in the southern margin of the 60 foot right of way of Greeson Road (SR 3065), a corner with Pace Oil Company, Inc.; thence along the southern margin of the 60 foot right of way of Greeson Road, South 84° 36' 26" East 383.39 feet to an existing iron stake in the southern margin of Greeson Road; thence continuing along the southern margin of Greeson Road, South 83' 40' 30" East 175.56 feet to an existing iron stake in the southern margin of Greeson Road, a corner with Radcliffe, Rudd and Lanier, Jr.; thence with Radcliffe, Rudd and Lanier, Jr., South 1 ° 53' 16" West 241.74 feet to an existing stone corner with Radcliffe et al and Pace Oil Company, Inc.; thence with Pace Oil Company, Inc., South 29° 52'50" West 828.41 feet to a new iron stake in the northern margin of the right of way of Interstate 85, a corner with Pace Oil Company, Inc.; thence along the northern margin of the right of way of Interstate 85, North 84° 34'47 West 450 feet to the point and place of BEGINNING, containing 12.642 acres, more or less.

The foregoing description was taken from surveys of William L. Knight, Jr., dated December 28, 1988 and January 12, 1989.

The above described property is the also depicted on that certain plat entitled "Final Map No. 1 Corporate Limits Extension Town of Gibsonville," prepared by Alley, Williams Carmen & King, Inc. Wayne B. Perry, Registered Land Surveyor, dated August 30, 1994, which plat is duly recorded in Plat Book 113, at Page 108 of the Guilford County Registry.

FURTHER LEASED HEREBY is all of Mebane's right, title and interest in and to that certain perpetual right of way and easement, 60 feet in width and running along the southern boundary of Tract A, containing 11.770 acres, more or less, now or formerly owned by Pace Oil Company, Inc., said easement being adjacent to the northern margin of the right of way of Interstate 85. Tract A and said 60 foot easement is more particularly described on that certain survey of Pace Oil Company, Inc., dated January 12, 1989, a copy of which is attached to that certain deed from Pace Oil Company, Inc. to Scholl America, Inc., dated January 13, 1989, which deed is recorded in Deed Book 3713, at Page 1759 of the Guilford County Registry.

The demised premises are subject to that certain 60 foot perpetual right of way and easement appurtenant running along the southern boundary of the above-described 12.642 acre tract, said easement being adjacent to the northern margin of the right of way of Interstate 85, said easement having been reserved by Pace Oil Company, Inc. and said easement being more particularly described in that certain deed recorded in Deed Book 3713, at Page 1759 of the Guilford County Registry.

The demised premises are further subject to that certain Deed of Easement dated January 5, 2006 from Mebane to the Town of Gibsonville, a copy of which is attached hereto.

Prepared by and return to: Douglas R. Hoy, PA
2006 S. Church Street, Suite A Burlington, NC 27215

NORTH CAROLINA

GUILFORD COUNTY

THIS DEED OF EASEMENT, made this they 5th day of January, 2006by and between MEBANE WAREHOUSE, LLC, a North Carolina Limited Liability Company, party of the first part, and the TOWN OF GIBSONVILLE, NORTH CAROLINA, a municipal corporation of the State of North Carolina, party of the second part.

WITNESSETH:

WHEREAS, parties of the first part, for and in consideration of the sum of Ten and No/ 100 Dollars ($10.00), and other good and valuable consideration, the receipt of which is hereby acknowledged, has given, granted, and conveyed, and by these presents does hereby give, grant and convey unto party of the second part a perpetual right and easement to construct and maintain under, exposed, across and upon the hereinafter described lands of parties of the first part a water line and to go upon said lands whenever the same is reasonably necessary for the purpose of inspecting, repairing and maintaining said line, the lands of the parties of the first part in Guilford County, North Carolina, and being more particularly described as follows:

BEGINNING at point in the north right-of-way line of Pace Drive (60 foot right-of-way) and corner between Morris L. Crafton and Scholl America, Inc.; running thence along the north right-of-way line of Pace Drive (60 foot right-of-way) in an easterly direction 290.00 feet to a point of curve; thence continuing along the north right-of-way line of Pace Drive (60 foot right-of-way) a curve to the left having radius of 210 feet and in a northeasterly direction 105.05 feet to a point of reverse curve; thence continuing along the north right-of-way line of Pace Drive (60 foot right-of-way) a curve to the right having a radius of 270 feet in a northeasterly direction 105.08 feet to a point and corner with Scholl America, Inc. and being a 35 foot permanent sanitary sewer and water line easement north of and parallel to the north right-of-way line of Pace Drive (60 foot right-of-way) as shown on plat entitled "Water and Sanitary Sewer Line Easement for Town of Gibsonville", prepared by Alley, Williams, Carmen 8s King, Inc., dated September 30, 1992.

It is agreed and understood that after the performance of inspection, repair or maintenance of said lines, the party of the second part shall be responsible for restoring said property to a condition as close as possible to the condition existing immediately prior to the performance of said work.

TO HAVE AND TO HOLD the said right and easement to it, the said party of the second part, and its successors in title, it being agreed that the right and easement hereby granted is appurtenant to and runs with the land.

Whenever used in this instrument, the single number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

IN TESTIMONY WHEREOF, the said parties of the first part have caused this Deed of Easement to be duly executed and its seal affixed.

MEBANE WAREHOUSE, LLC
A North Carolina Limited Liability Company

By: /s/Kevin D. Sasser              (SEAL)
     Kevin D. Sasser, Manager   (NAME)
     Member - Manager

By: /s/Vernon Lee Sockwell            (SEAL)
     Vernon Lee Sockwell, Manager

By: /s/Jimmy Sasser                         (SEAL)
     Jimmy Sasser, Manager

STATE OF NORTH CAROLINA, COUNTY OF ALAMANCE

I,                                            , a Notary Public of and County, do hereby certify that                                                   , personally appeared before me this day and acknowledged that he/she is Member-Manager, of Mebane Warehouse, LLC, a North Carolina Limited Liability Company, and that by authority duly given and as the act of such entity,                                              , signed the foregoing instrument in its name on its behalf and its act and deed.
Witness my hand and official seal, this the               day of December, 2005.

My Commission Expires:
NOTARY PUBLIC

EXHIBIT B
GUARANTY OF LEASE

THIS GUARANTY made, executed, and delivered this 21 st day of February, 2006 by NANOCOAT, INC., a Delaware corporation (the "Guarantor") to MEBANE WAREHOUSE, LLC, a North Carolina limited liability company (the "Landlord").

RECITALS

A.         Guarantor is a Delaware corporation and is the parent company of the Tenant in the Lease, HIGH PERFORMANCE COATINGS, INC., a corporation existing under the laws of the State of Oklahoma (the "Tenant").

B.         Landlord is the owner of certain real property located at 7237 Pace Drive, Burlington, Guilford County, North Carolina, the same being more particularly described on Schedule I attached hereto, upon which there has been constructed a building, a shed, and a billboard.

C.         Landlord has leased the building, the shed, and the billboard on the abovedescribed real property (the "Premises") and the Premises in its entirety to Tenant pursuant to a written Lease Agreement dated February 21, 2006 (the "Lease") executed contemporaneously herewith.

D.         In order to induce Landlord to enter into the Lease, Guarantor agreed to execute this Guaranty. The Guarantor hereby acknowledges that this Guaranty is therefore supported by adequate and full consideration.

AGREEMENT

NOW, THEREFORE, in consideration of the Premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.         Guarantor hereby unconditionally and irrevocably guarantees to Landlord the following (collectively, the "Obligations"): (i) the due and punctual payment in full (and not merely the collectibility) of the rent due and payable under the Lease; (ii) the due and punctual payment in full (and not merely the collectibility) of all other sums and charges which may at any time be due and payable in accordance with, or under the terms of, the Lease, whether to the Landlord or third parties; (iii) the due and punctual payment in full (and not merely the collectibility) of all damages which may arise or be payable as a consequence of non-performance or non-observance of any term, covenant, or condition contained in the Lease on the part of the Tenant thereunder to be performed or observed (whether provided for in the Lease or otherwise allowable by law); and, (iv) the due and punctual performance of all of the other terms, covenants, and conditions contained in the Lease on the part of the Tenant to be performed. If Tenant shall fail to duly and punctually pay such rent or any other sums, charges, or damages due to Landlord or third parties under the Lease, Guarantor shall forthwith pay the same, together with interest thereon at the rate provided for under the Lease from the due date thereof under the Lease to the date of payment. Interest shall accrue and become payable only upon and after the expiration of any grace period.

2.         Guarantor expressly agrees that Landlord may, in its sole and absolute discretion, without notice to or the further assent of Guarantor and without in any way releasing, affecting, or impairing the obligations and liabilities of Guarantor hereunder (except that the obligations and liabilities of Guarantor hereunder shall be reduced or released to the same extent as Tenant's obligations are expressly reduced or released by an action of Landlord under subdivisions (i), (ii), or (iii) hereof), (i) waive compliance with or any default under or grant any other indulgence with respect to the Lease; (ii) modify, amend, or change any provisions of the Lease; (iii) grant extensions or renewals of the Lease and/or effect any release, compromise, or settlement in connection therewith; (iv) agree to the substitution, exchange, release, or other disposition for all or any part of the leased Premises; (v) make advances for the purposes of performing any term or covenant contained in the Lease, with respect to which Tenant shall be in default; (vi) assign or otherwise transfer its interest in the leased Premises or this Guaranty or any interest therein or herein; (vii) consent to an assignment of the Tenant's interest under the Lease by Tenant; and, (viii) deal in all respects with the Tenant as if this Guaranty were not in effect. The obligations of Guarantor under this Guaranty shall be unconditional, irrespective of the genuineness, validity, regularity, or enforceability of the Lease or any other security given therefor or in connection therewith, including, but not limited to, any assignment of leases and rents, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

3.         The liabilities of Guarantor under this Guaranty shall be separate and cumulative and primary, direct, and immediate and not conditional or contingent upon pursuit by Landlord of any remedies it may have against the Tenant or any other party with respect to the Lease, whether pursuant to the terms thereof or by law. Furthermore, this Guaranty shall not be affected by the release of any other guarantors of the Lease or the addition of other guarantors of the Lease. Without limiting the generality of the foregoing, Landlord shall not be required to make any demand on Tenant and/or any other party or otherwise pursue or exhaust its remedies against Tenant or any other party before, simultaneously with, or after enforcing its rights and remedies hereunder against Guarantor. Any one or more successive and/or concurrent actions may be brought hereon against Guarantor either in the same action, if any, brought against the Tenant and/or any other party, or in separate actions, as often as the Landlord, in its sole discretion, may deem it advisable. The liability of Guarantor under this Guaranty shall continue after any assignment or transfer by the Tenant of its interest under the Lease.

4.         Guarantor hereby expressly waives: (i) presentment and demand for payment and protest and non-payment; (ii) notice and protest; (iii) notice of any default hereunder or under the Lease and of all indulgences; (iv) demand for observance or performance of, or enforcement of, any terms or provisions of this Guaranty or the Lease; (v) all of the notices and demands otherwise by law which Guarantor may lawfully waive; (vi) acceptance of this Guaranty by Landlord and (vii) the provisions of North Carolina General Statutes Section 26-7. Guarantor agrees that in the event that this Guaranty shall be enforced by suit or otherwise, or if Landlord shall exercise any of its remedies under the Lease, Guarantor will reimburse Landlord, upon demand, for all reasonable expenses incurred in connection therewith, including, without limitation, reasonable attorney's fees.

5.         Guarantor waives any right of subrogation for payments made under this Guaranty until all amounts owed to Landlord under the Lease have been paid in full.

6.         Any notice, demand, request, or communication given hereunder or in connection herewith (hereinafter "Notices") shall be deemed sufficient if in writing and sent by first class mail, postage prepaid, addressed to the party to receive such notice, if to Landlord at:

Mebane Warehouse, LLC Post Office Box 10 Whitsett, NC 27377

Attention: Kevin D. Sasser or if to Guarantor at:

NanoCoat, Inc.
1192 E. Draper Parkway Suite 518
Draper, UT  84020
Attention: Bert Wonnacott

Either party may from time to time change the address to which notices are to be directed by notice given in like fashion.

7.         All rights and remedies afforded Landlord by reason of this Guaranty and the Lease, or by law, are separate and cumulative and joint and several and the exercise of one shall not in any way limit or prejudice the exercise of any other such rights or remedies. No delay or omission by Landlord in exercising such right or remedy shall operate as a waiver thereof. No waiver of any rights and remedies hereunder, and no modification or amendment hereof, shall be deemed made by Landlord unless in writing and duly signed by Landlord. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of Landlord and no single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or of any other right or remedy,

8.         This Guaranty shall inure to the benefit of, and be enforceable by, Landlord and its successors and assigns as owners of the Landlord's interest in the Lease or in the Premises and shall be binding upon and enforceable against, Guarantor and its respective successors and assigns.

9.         The parties intend that this Guaranty and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Guaranty, HPC and Mebane irrevocably consent to the exclusive jurisdiction of those courts and HPC hereby submits to personal jurisdiction in the State of North Carolina. HPC and Mebane irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Guaranty or any matter related hereto. Mebane and HPC acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Guaranty constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Guaranty. HPC submits to the jurisdiction of the State of North Carolina for the resolution of any legal action arising out of this Guaranty and agrees that the venue for such legal action shall lie in Guilford County, North Carolina.

10.       The persons executing this Guaranty on behalf of Guarantor hereby covenant and warrant that: (i) Guarantor is a corporation organized and in good standing under the laws of the State of Delaware, (ii) all Guarantor's franchise and corporate taxes which are due and payable have been paid; (iii) all future forms, reports, fees and other documents necessary for Guarantor to comply with applicable laws will be filed when due; and (iv) such persons are duly authorized by the board of directors of Guarantor to execute and deliver this Guaranty of Lease on behalf of the corporation.

IN WITNESS WHEREOF, Guarantor has caused this instrument to be executed by its duly authorized officer, on the day and year first above written.

NANOCOAT, INC. By:_____________________________________ _____________________________________ Print Name and Title

Schedule 1
Legal Description of Premises

That certain tract or parcel of land in Rock Creek Township, Guilford County, North Carolina, being more particularly described as follows:

BEGINNING at a new iron stake in the northern margin of the right of way of Interstate 85, a corner with Pace Oil Company, Inc. and running thence from said point of beginning with Pace Oil Company, Inc., North 17° 48'29" East 1021.71 feet to an existing iron stake in the southern margin of the 60 foot right of way of Greeson Road (SR 3065), a corner with Pace Oil Company, Inc.; thence along the southern margin of the 60 foot right of way of Greeson Road, South 84° 36'26" East 383.39 feet to an existing iron stake in the southern margin of Greeson Road; thence continuing along the southern margin of Greeson Road, South 83° 40' 30" East 175.56 feet to an existing iron stake in the southern margin of Greeson Road, a corner with Radcliffe, Rudd and Lanier, Jr.; thence with Radcliffe, Rudd and Lanier, Jr., South 1 ° 53' 16" West 241.74 feet to an existing stone corner with Radcliffe et al and Pace Oil Company, Inc.; thence with Pace Oil Company, Inc., South 29° 52'50" West 828.41 feet to a new iron stake in the northern margin of the right of way of Interstate 85, a corner with Pace Oil Company, Inc.; thence along the northern margin of the right of way of Interstate 85, North 84° 34'47" West 450 feet to the point and place of BEGINNING, containing 12.642 acres, more or less.

The foregoing description was taken from surveys of William L. Knight, Jr., dated December 28, 1988 and January 12, 1989.

The above described property is the also depicted on that certain plat entitled "Final Map No. 1 Corporate Limits Extension Town of Gibsonville," prepared by Alley, Williams Carmen & King, Inc. Wayne B. Perry, Registered Land Surveyor, dated August 30, 1994, which plat is duly recorded in Plat Book 113, at Page 108 of the Guilford County Registry.

FURTHER LEASED HEREBY is all of Mebane's right, title and interest in and to that certain perpetual right of way and easement, 60 feet in width and running along the southern boundary of Tract A, containing 11.770 acres, more or less, now or formerly owned by Pace Oil Company, Inc., said easement being adjacent to the northern margin of the right of way of Interstate 85. Tract A and said 60 foot easement is more particularly described on that certain survey of Pace Oil Company, Inc., dated January 12, 1989, a copy of which is attached to that certain deed from Pace Oil Company, Inc. to Scholl America, Inc., dated January 13, 1989, which deed is recorded in Deed Book 3713, at Page 1759 of the Guilford County Registry.

The demised premises are subject to that certain 60 foot perpetual right of way and easement appurtenant running along the southern boundary of the above-described 12.642 acre tract, said easement being adjacent to the northern margin of the right of way of Interstate 85, said easement having been reserved by Pace Oil Company, Inc. and said easement being more particularly described in that certain deed recorded in Deed Book 3713, at Page 1759 of the Guilford County Registry.

The demised premises are further subject to that certain Deed of Easement dated January 5, 2006 from Mebane to the Town of Gibsonville, a copy of which is attached hereto.

Prepared by and return to: Douglas R. Hoy, PA
2006 S. Church Street, Suite A Burlington, NC 27215

NORTH CAROLINA

GUILFORD COUNTY

THIS DEED OF EASEMENT, made this the 5th day of January, 2006, by and between MEBANE WAREHOUSE, LLC, a North Carolina Limited Liability Company, party of the first part, and the TOWN OF GIBSONVILLE, NORTH CAROLINA, a municipal corporation of the State of North Carolina, party of the second part.

WITNESSETH:

WHEREAS, parties of the first part, for and in consideration of the sum of Ten and No/ 100 Dollars ($10.00), and other good and valuable consideration, the receipt of which is hereby acknowledged, has given, granted, and conveyed, and by these presents does hereby give, grant and convey unto party of the second part a perpetual right and easement to construct and maintain under, exposed, across and upon the hereinafter described lands of parties of the first part a water line and to go upon said lands whenever the same is reasonably necessary for the purpose of inspecting, repairing and maintaining said line, the lands of the parties of the first part in Guilford County, North Carolina, and being more particularly described as follows:

BEGINNING at point in the north right-of-way line of Pace Drive (60 foot right-of-way) and corner between Morris L. Crafton and Scholl America, Inc.; running thence along the north right-of-way line of Pace Drive (60 foot right-ofway) in an easterly direction 290.00 feet to a point of curve; thence continuing along the north right-of-way line of Pace Drive (60 foot right-of-way) a curve to the left having radius of 210 feet and in a northeasterly direction 105.05 feet to a point of reverse curve; thence continuing along the north right-of-way line of Pace Drive (60 foot right-of-way) a curve to the right having a radius of 270 feet in a northeasterly direction 105.08 feet to a point and corner with Scholl America, Inc. and being a 35 foot permanent sanitary sewer and water line easement north of and parallel to the north right-of-way line of Pace Drive (60 foot right-of-way) as shown on plat entitled "Water and Sanitary Sewer Line Easement for Town of Gibsonville", prepared by Alley, Williams, Carmen & King, Inc., dated September 30, 1992.

It is agreed and understood that after the performance of inspection, repair or maintenance of said lines, the party of the second part shall be responsible for restoring said property to a condition as close as possible to the condition existing immediately prior to the performance of said work.

TO HAVE AND TO HOLD the said right and easement to it, the said party of the second part, and its successors in title, it being agreed that the right and easement hereby granted is appurtenant to and runs with the land.

Whenever used in this instrument, the single number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

IN TESTIMONY WHEREOF, the said parties of the first part have caused this Deed of Easement to be duly executed and its seal affixed.

MEBANE WAREHOUSE, LLC
A North Carolina Limited Liability Company

By: /s/Kevin D. Sasser              (SEAL)
     Kevin D. Sasser, Manager   (NAME)
     Member - Manager

By: /s/Vernon Lee Sockwell            (SEAL)
     Vernon Lee Sockwell, Manager

By: /s/Jimmy Sasser                         (SEAL)
     Jimmy Sasser, Manager

STATE OF NORTH CAROLINA, COUNTY OF ALAMANCE

I, Amy Hounn, a Notary Public of to and County, do he by certify that person appeared before me this day and acknowledged the Managers of Mebane Warehouse, LLC, a North Carolina Limited Liability Company, and that by authority duly given and as the act of such entity, Kevin D. Sasser, Vernon Lee Sowell and Jimmy Sasser, signed the foregoing instrument in its name on its behalf and its act and deed.

Witness my hand and official seal, this the 5 day of January 2006.

My Commission Expires: 3/18/06
                            /s/ AMY H. DUNN
                                                    NOTARY PUBLIC Alamance County North Carolina

STATE OF NORTH CAROLINA, COUNTY OF ALAMANCE

I,                                                             , a Notary Public of said State and County, do hereby certify that                                                                                 , personally appeared before me this day and acknowledged the he/she is MemberManager, of Mebane Warehouse, LLC, a North Carolina Limited Liability Company, and that by authority duly given and as the act of such entity, signed the foregoing instrument in its name on its behalf and its act and deed.
Witness my hand and official seal, this the             day of December, 2005.

My Commission Expires:
                                                                               Notary Public